Exhibit 10.1
EXECUTION VERSION
Exhibit A to this exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K.
Oportun Financial Corporation
2 Circle Star Way
San Carlos, CA 94070
April 19, 2024

Findell Capital Management LLC
88 Pine Street, 22nd Floor
New York, NY 10005
Ladies and Gentlemen:
This letter (this “Agreement”) constitutes the agreement between (a) Oportun Financial Corporation (“Company”) and (b) Findell Capital Management LLC (“Findell”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively, the “Findell Signatories”). Company and the Findell Signatories are collectively referred to as the “Parties.” The Findell Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Findell Signatory are collectively referred to as the “Findell Group.”
1.Board Matters.
(a)First New Director. Effective as of the date of this Agreement, Company’s Board of Directors (the “Board”) and any applicable committees of the Board will take all action necessary (including increasing the size of the Board) to appoint Scott Parker (the “First New Director”) as a Class III director with a term expiring at Company’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”).
(b)Second New Director. Effective as of the date of this Agreement, the Board will take all action necessary to provide that Richard Tambor (the “Second New Director”) is an observer of the Board. Company agrees that, as an observer, the Second New Director will (i) receive copies of all documents distributed to the Board, including notice of all meetings of the Board, all written consents executed by the Board, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of the Board, in each case contemporaneous with their distribution to the Board; and (ii) be permitted to attend and reasonably participate, but not vote, at all meetings of the Board (whether such meetings are held in person, telephonically or otherwise). The Findell Signatories acknowledge that (A) the Second New Director will be subject to customary undertakings as an observer, including regarding confidentiality and compliance with the Company Policies (as defined below); and (B) as an observer, the Second New Director will not be entitled to be present at, or participate in, any Board or committee meeting or portion thereof (or receive any related materials) (1) where it is necessary, as determined by Company in good faith, to preserve Company’s attorney-client privilege or comply with law; or (2) to allow the Board to discuss material interests of the Company that may present or otherwise involve conflicts of interest. In connection with Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), the Board will include the Second New Director on its director slate for election as a Class II director with a term expiring at Company’s 2027 Annual Meeting of Stockholders (and the Board and any applicable committees of the Board will take all action necessary (including increasing the size of the Board) to provide that the Second New Director is able to serve on the Board if elected at the 2024 Annual Meeting). At the 2024 Annual Meeting, the Board shall recommend, support and solicit proxies for the election of the Second New Director in a manner no less rigorous and favorable than the manner in which Company recommends, supports, and solicits proxies for the election of its other nominees whom Company is recommending for election to stockholders at the 2024 Annual Meeting.
2.Committee Matters.
(a)Initial Appointments. Effective as of the date of this Agreement, the Board will take all action necessary to appoint the First New Director to the Audit and Risk Committee and the Compensation and Leadership Committee of the Board. If the Second New Director is elected to the Board at the 2024 Annual Meeting, the Board will promptly take all action necessary to appoint the Second New Director to the Credit Risk and Finance Committee (the “Credit Risk Committee”) and the Nominating, Governance and Social Responsibility Committee (the “NGSR Committee”) of the Board; it being understood that, prior to the 2024 Annual Meeting, the Second New Director will, in his capacity as observer, receive copies of all documents distributed to the members of the Credit Risk Committee and the NGSR Committee, including notice of all meetings of such committees, all materials prepared for consideration at any meeting of the Board, and all minutes related to each meeting of such committee, in each case contemporaneous with their distribution to the other members of such committee; and (ii) be permitted to attend and reasonably participate, but not vote, at all meetings of each such committee (whether such meetings are held in person, telephonically or otherwise).
(b)Future Consideration. Subject to applicable law, rule or regulation (including the applicable rules and regulations of the SEC and Nasdaq (each as defined below)), Company agrees that, during the Restricted Period, the New Directors will be given the same due consideration for membership on any other committees of the Board as any other independent director, including any new committee(s) and subcommittee(s) that may be established.
3.Replacement of the New Directors. If either New Director (or any Replacement Nominee (as defined below) who has replaced either New Director) is no longer serving on the Board due to death or disability or resigns as a director or otherwise ceases to be a director at any time prior to the end of the Restricted Period for any reason and (ii) at such time the Findell Group beneficially owns shares of Company’s common stock (which shares are determined to be Net Long Shares (as defined below)) representing in the aggregate at least such number of shares of Company’s common stock equal to the Threshold Amount (as defined below), then the Findell Signatories may identify and propose a replacement therefor (and will consider in good faith any proposed replacements suggested by Company), which the Board will, in good faith, accept or reject, and if there is such a rejection, the Findell Signatories will have the right to continue to identify and propose replacement candidates until a replacement is mutually agreed upon by

Company and the Findell Signatories (any such replacement, a “Replacement Nominee”). Any Replacement Nominee must (A) be reasonably acceptable to the Board; (B) be qualified to serve as a member of the Board under all Company Policies and applicable legal and regulatory requirements; (C) meet the independence requirements with respect to Company of the listing rules of Nasdaq and all applicable rules of the SEC; (D) have complied with Company’s procedures for new director candidates (including the full completion of a directors and officers questionnaire, undergoing a customary background check, and participating in interviews with the members of the NGSR Committee and the Board); (E) have no material relationship with any member of the Findell Group (as determined in good faith by the Board); and (F) serve on no more than a total of three other public company boards. Upon becoming a member of the Board, the Replacement Nominee will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of this Agreement applicable to the New Director that such Replacement Nominee is replacing and will (subject to meeting the requirements for service on such committees pursuant to Company Policies, the listing rules of Nasdaq and applicable rules of the SEC) be promptly appointed to such committees on which the New Director that such Replacement Nominee is replacing served.
4.Compliance with Laws and Company Policies. The Findell Signatories acknowledge that the New Directors will be governed by the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s corporate governance guidelines, code of business conduct and ethics, insider trading policy, Regulation FD policy and related party transactions policy, in each case in effect and as amended from time to time (collectively, the “Company Policies”). The Findell Signatories acknowledge that, unless otherwise informed by Company in writing, (a) they do not have the right to receive confidential information concerning the Company from the New Directors; and (b) neither Company nor the Board has authorized either of the New Directors to share any such confidential information with any member of the Findell Group.
5.No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, Company acknowledges and agrees that nothing in this Agreement will prohibit the New Directors, during the New Directors’ service as directors of Company, from acting in the New Directors’ capacity as directors of Company or from complying with the New Directors’ fiduciary duties as directors of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).
6.Director Benefits. The New Directors will be entitled to the same director benefits as other non-employee members of the Board, including (a) compensation for such directors’ service as directors and reimbursement of such directors’ expenses incurred after joining the Board, in each case on the same basis as all other non-employee directors of Company; (b) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of Company; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

7.Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, the Findell Signatories will cause all Voting Securities (as defined below) that are beneficially owned by the Findell Group and that the Findell Group has the right to vote to be (a) present for quorum purposes (if applicable) and (b) voted or consented (i) in favor of the election of each person recommended by the Board for election as a director; (ii) against any proposals or resolutions to remove any member of the Board; and (iii) in accordance with the recommendation of the Board on all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent, except that (A) if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend a vote inconsistent with the recommendation of the Board with respect to any proposals or business (other than the election or removal of directors) at such meeting or action by written consent, then each member of the Findell Group will be permitted to vote in accordance with such ISS and Glass Lewis recommendation; and (B) each member of the Findell Group will be permitted to vote in its sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below). The Findell Signatories will use commercially reasonable efforts (including by calling back loaned out shares) to ensure that the Findell Group has voting power for any Voting Securities owned by the Findell Group on the record date for each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent.
8.Standstill. During the Restricted Period, the Findell Signatories will not, and will cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):
(a)with respect to Company or the Voting Securities, (i) make, participate in or knowingly encourage any “solicitation” (as such term is used in the proxy rules of the SEC (as defined below), including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise or knowingly encourage any Person, or knowingly assist any Person in so encouraging or advising any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement or advice that is consistent with the Findell Signatories’ voting obligations pursuant to paragraph 7); or (iv) initiate, knowingly encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;
(b)initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or knowingly encourage any Person to initiate or submit any such shareholder proposal;

(c)with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or knowingly encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum;
(d)(i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or knowingly encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or knowingly encourage any Person to seek, the removal of any member of the Board;
(e)other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);
(f)(i) make any public offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, sale of all or substantially all of Company’s assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving Company, any of its subsidiaries or any of their respective securities or assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) knowingly solicit any Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or knowingly encourage or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) publicly comment on any Extraordinary Transaction (it being understood that this clause (f) will not restrict any Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company);
(g)take any action in support of, or publicly make any proposal or request that constitutes: (i) controlling or changing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling or changing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling or changing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of

Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(h)sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;
(i)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of Company;
(j)other than through non-public communications with Company that would not reasonably be expected to trigger public disclosure obligations for either Company or any member of the Findell Group, make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, Company or its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement;
(k)compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities (it being understood that, notwithstanding anything to the contrary in this Agreement and notwithstanding any termination of this Agreement, the restrictions on the Findell Signatories and the other Restricted Persons contemplated by this clause (k) will be operative so long as either of the New Directors is serving on the Board);
(l)other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or knowingly encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;
(m)acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Findell Group beneficially owning, controlling or otherwise having any voting interest over more than 9.9 percent of the then-outstanding Voting Securities (for the avoidance of doubt, notwithstanding anything to the contrary in this clause (m), the receipt by either of the New Directors from Company of any ordinary course compensation in the form of Voting Securities (or securities exercisable for Voting Securities) will not be deemed to violate this clause (m)); or
(n)other than through open market broker sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer, assign or otherwise dispose, or agree to sell, offer, assign or otherwise dispose, through swap or hedging transactions or otherwise, any securities of Company to any Third Party that, to the knowledge of any member of the Findell Group (after reasonable inquiry in connection with a private, non-open market transaction), would result in such Third Party, together with its Affiliates and controlled Associates, beneficially owning, controlling or otherwise having any voting interest over more than 4.9 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (n) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including the restrictions in this paragraph 8, shall prohibit or restrict any Restricted Person from (i) making any true and correct statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over such Restricted Person so long as such request did not arise as a result of any action by such Restricted Person; (ii) communicating privately with any director or executive officer of Company, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences), on any matter so long as such communications would not reasonably be expected to require public disclosure obligations for any party; (iii) stating how it intends to vote with respect to any Extraordinary Transaction that is publicly announced by Company and the reasons therefor, or (iv) making or sending private communications to investors or prospective investors in any Restricted Person, provided that such statements or communications (1) are based on publicly available information; (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; and (3) are not intended to circumvent the restrictions in this Agreement.
9.Mutual Non-Disparagement.
(a)With Respect to Findell Group. During the Restricted Period, Company will not, and will cause its directors, officers and employees not to, make or cause to be made any public statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of any member of the Findell Group or any of their respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees, or any of its or their respective businesses, products or services.
(b)With Respect to Company. During the Restricted Period, the Findell Signatories will not, and will cause the other Restricted Persons not to, make or cause to be made any public statement that disparages, calls into disrepute, slanders, impugns, casts in a negative light or otherwise damages the reputation of Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees, or any of its or their respective businesses, products or services.
(c)Exceptions. Notwithstanding the foregoing, this paragraph 9 will not restrict the ability of any Person to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Person; (ii) enforce such Person’s rights pursuant to this Agreement; or (iii) publicly respond to a statement made in violation of paragraph 9(a) or paragraph 9(b), as applicable.
10.No Litigation. During the Restricted Period, neither Company nor any member of the Findell Group will institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other or any of their respective current or former principals, directors, general partners, officers, employees, agents or representatives, except that this paragraph 10 will not prevent either Company or any member of the Findell Group from (i) bringing litigation (instituted in accordance with this Agreement) to enforce the provisions of this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of the other or any of their respective current or former principals, directors, general partners, officers, employees, agents or representatives; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; or (iv) responding to or complying with a validly issued legal process.
11.Compliance with this Agreement. The Findell Signatories will cause the other members of the Findell Group to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any member of the Findell Group (even if such member of the Findell Group is not a party to this Agreement).
12.Withdrawal of Nominations. The Findell Group agrees that automatically and without any additional action by any Party, upon the execution of this Agreement by all of the Parties, Findell Capital Partners LP will be deemed to have irrevocably withdrawn its nomination of candidates for election as directors of Company set forth in its letter to Company dated March 7, 2024.
13.Expense Reimbursement. Within five Business Days of the receipt of reasonable documentation, Company will reimburse the Findell Group for its reasonable and documented out-of-pocket legal and other expenses (up to a maximum of $225,000) incurred by the Findell Group in connection with its nomination of director candidates, the negotiation and execution of this Agreement, and related matters. Except as set forth in the preceding sentence, all fees, costs and expenses incurred in connection with this Agreement will be paid by the Person incurring such fee, cost or expense.
14.Public Disclosure.
(a)Press Release. No later than 6:00 a.m., Pacific time, on April 23, 2024, Company will issue a press release in the form attached as Exhibit A (the “Press Release”).

Neither Company nor any member of the Findell Group will (i) make any public statements with respect to the matters covered by this Agreement (or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or the terms of this Agreement; or (ii) speak on the record or on background with the press, media or any analysts about the other Party or any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors or employees. Prior to the issuance of the Press Release, neither Company nor any member of the Findell Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.
(b)Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide the Findell Signatories and their counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and Company will consider in good faith any changes proposed by the Findell Signatories or their counsel.
(c)Schedule 13D. The Findell Signatories will promptly prepare and file (but not before the issuance of the Press Release) with the SEC an amendment to their Schedule 13D (such amendment, the “Amended Schedule 13D”) reporting the entry into this Agreement. All disclosure in the Amended Schedule 13D will be consistent with this Agreement. The Findell Signatories will provide Company and its counsel with a reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and the Findell Signatories will consider in good faith any changes proposed by Company or its counsel.
15.Definitions. As used in this Agreement, the following terms have the following meanings:
(a)“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement. The term “Affiliate” shall not include any publicly traded portfolio company of any member of the Findell Group. For purposes of this Agreement, no member of the Findell Group will be deemed an Affiliate of Company, and Company will not be deemed an Affiliate of any member of the Findell Group.
(b)“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement.
(c)“beneficially own,” “beneficially owned” and “beneficial owners” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.

(d)“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of San Francisco is closed.
(e)“Deadline” means the day that is 15 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2025 Annual Meeting.
(f)“Nasdaq” means The Nasdaq Stock Market.
(g)“Net Long Shares” will be limited to the number of shares of Company’s common stock that are beneficially owned by any Person that constitute such Person’s net long position as defined in Rule 14e-4 promulgated under the Exchange Act (except that for purposes of such definition, the date that the tender offer is first announced will instead refer to the date for determining or documenting such Person’s Net Long Shares and the reference to the highest tender price will refer to the market price on such date).
(h)“New Directors” means, together, the First New Director and the Second New Director.
(i)“Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.
(j)“Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the Deadline.
(k)“Restricted Persons” means the members of the Findell Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Findell Group.
(l)“SEC” means the U.S. Securities and Exchange Commission.
(m)“Threshold Amount” means four percent of the Company’s common stock then outstanding.
(n)“Voting Securities” means the shares of Company’s capital stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
16.Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

17.Representations of the Findell Signatories. Each of the Findell Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page of this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Person; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which any member of the Findell Group is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) except as otherwise disclosed to Company, it has not, and no member of the Findell Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities; and (e) except as otherwise disclosed to Company, as of the date of this Agreement, the Findell Signatories (i) are the beneficial owners of an aggregate of 2,719,600 shares of Company’s common stock; (ii) have voting authority over such shares; (iii) own no other equity or equity-related interest in Company; and (iv) no other member of the Findell Group owns any securities of Company.
18.Representations of Company. Company represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Company; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not require the approval of the stockholders of Company; and (d) this Agreement does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever. Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Current Report on Form 8-K prior to the date of this Agreement that have not previously been disclosed.
19.Specific Performance; Fees. Each Party acknowledges and agrees that money damages may not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (i) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (ii) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (iii) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party will pay, in addition to all other remedies to which the prevailing Party may be entitled, the reasonable and documented costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.
20.Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
21.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22.Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 25 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.
23.Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
24.Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.
25.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this paragraph 25 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this paragraph 25 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this paragraph 25, provide updated information for notices pursuant to this Agreement.

If to Company:

Oportun Financial Corporation
2 Circle Star Way
San Carlos, CA 94070
Attn:    Kate Layton, Chief Legal Officer
Email:    [***]
with a copy (which will not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn:    Jeffrey D. Saper
Robert G. Day
Douglas K. Schnell
Amanda N. Urquiza
Rich Mullen
Email:    [***]
and to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attn:    Kai H.E. Liekefett
Leonard Wood
Email:    [***]

If to the Findell Signatories:
Findell Capital Management LLC
88 Pine Street, 22nd Floor
New York, NY 10005
Attn:     Brian Finn
Email:    [***]
with a copy (which will not constitute notice) to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn:    Andrew Freedman
Email:    [***]

26.Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
27.Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
28.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
29.Termination. Unless otherwise mutually agreed in writing by each Party, this Agreement will terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, paragraph 15, paragraph 16 and paragraphs 19 through 29 will survive the termination of this Agreement. No termination of this Agreement will relieve any Party from liability for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary in this Agreement, Company’s obligations under paragraph 3 will immediately terminate upon the earliest of: (a) the Findell Group no longer beneficially owning shares of Company’s common stock (which shares are determined to be Net Long Shares) representing in the aggregate at least such number of shares equal to the Threshold Amount; or (b) any Restricted Person breaching this Agreement and such breach not being cured (if capable of being cured) within 15 days after receipt by Findell from Company of written notice specifying the breach. Notwithstanding anything to the contrary in this Agreement, the Findell Signatories’ obligations under paragraph 7 and paragraph 8 will immediately terminate upon Company breaching this

Agreement and such breach not being cured (if capable of being cured) within 15 days after receipt by Company from Findell of written notice specifying the breach.
[Signature page follows.]

Very truly yours,
OPORTUN FINANCIAL CORPORATION
By:    /s/ Kathleen Layton
    Name: Kathleen Layton
    Title: CLO & Corporate Secretary

ACCEPTED AND AGREED
as of the date written above:
FINDELL CAPITAL MANAGEMENT LLC
By:    /s/ Brian A. Finn
    Name: Brian A. Finn
    Title: Director
FINDELL CAPITAL PARTNERS, LP
By:    /s/ Brian A. Finn
    Name: Brian A. Finn
    Title: Manager
FINDELL MANAGEMENT GP LLC
By:    /s/ Brian A. Finn
    Name: Brian A. Finn
    Title: Manager
BRIAN A. FINN
/s/ Brian A. Finn
[Signature Page to Letter Agreement]